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                                                                     Exhibit 5.1

                              MAYER, BROWN & PLATT

                             350 South Grand Avenue
                                   25th Floor
                       Los Angeles, California 90071-1503

                                                                    MAIN PHONE
                                                                  (213) 229-9500
                                                                     MAIN FAX
                                                                  (213) 625-0248

                                October 12, 2001

Imperial Credit Industries, Inc.
23550 Hawthorne Blvd.
Building 1, Suite 110
Torrance, California 90505

Ladies and Gentlemen:

         We have acted as counsel to Imperial Credit Industries, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") relating to the sale by the selling security holders identified therein from time to time of up to 9,413,232 shares of the Company's common stock (the "Shares"), of which 8,113,232 shares were issued to Imperial Holdings Group, LLC in connection with the Company's recapitalization transactions provided for in the Master Recapitalization Agreement, dated as of March 29, 2001, by and among the Company and certain investors named therein, as amended (the "Recapitalization Agreement") and the remaining 1,300,000 shares were issued to H. Wayne Snavely ("Snavely"), the Company's former chief executive office, pursuant to that certain Employment Severance Agreement, Settlement Agreement and General Release, dated August 1, 2001, between the Company and Snavely (the "Severance Agreement").

         We have examined the Recapitalization Agreement, the Severance Agreement and such other documents, and have considered such questions of law, as we have considered necessary or appropriate for the purposes of the opinions set forth below. In rendering such opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates and statements of officers of the Company and of public officials.


CHARLOTTE       CHICAGO      COLOGNE       FRANKFURT       HOUSTON        LONDON
    LOS ANGELES       NEW YORK      PALO ALTO      PARIS      WASHINGTON
   INDEPENDENT MEXICO CITY CORRESPONDENT: JAUREGUI, NAVARRETE, NADER Y ROJAS

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MAYER, BROWN & PLATT


  Imperial Credit Industries, Inc.
  October 12, 2001
  Page 2


         Based on the foregoing, we are of the opinion that the Shares are legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.


                                        /S/ MAYER, BROWN & PLATT